Exhibit 1

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern time, on October 14, 2025. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	10/07/2025	Purchase of Common Stock(1)	1,279,500	$3.00
GVIC	10/07/2025	Purchase of Common Stock(1)	5,205	$3.00
Mr. Jeffrey Geygan	10/07/2025	Purchase of Common Stock(1)	49,150	$3.00
Mr. James Geygan	10/07/2025	Purchase of Common Stock(1)	4,620	$3.00
Ms. Wilke	10/07/2025	Purchase of Common Stock(1)	1,575	$3.00
Ms. Geygan	10/07/2025	Purchase of Common Stock(1)	2,560	$3.00
Mr. Rice	10/07/2025	Purchase of Common Stock(1)	7,390	$3.00

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(1) This transaction was effected in connection with the issuance of Common Stock on October 7, 2025, as reported in Form 8-K, filed by the Issuer with the U.S. Securities and Exchange Commission on October 8, 2025.